Exhibit (a)(11)
BROADCOM CORPORATION
OFFER TO AMEND OR REPLACE ELIGIBLE OPTIONS
FREQUENTLY ASKED QUESTIONS
The following are answers to some of the questions that you may have about the program described in the email you recently received from Scott McGregor. We urge you to read carefully each of the documents relating to the Offer, including the Offer to Amend or Replace Eligible Options (the “Offer Document”) and the accompanying Letter of Transmittal (which, together with the Stock Option Amendment and Special Cash Payment Agreement, as they may each be amended or supplemented from time to time, constitute the “Offer”) because the information in this summary is not complete and does not contain all of the information that is important to you. All capitalized terms used in this document that are not defined in the document have the meanings assigned to them in the Offer Document.
1.	WHEN DID THE OFFER COMMENCE?
The commencement date of the Offer was March 21, 2007.
2.	WHEN DOES THE OFFER EXPIRE?
The Offer will expire on April 20, 2007, at 6:00 p.m. Pacific Time, unless we extend the Offer. If the Offer is extended, we will make a public announcement of the extension no later than 9:00 a.m. Eastern Time on the next business day following the previously scheduled expiration of the Offer.
3.	HOW AND WHEN DO I TENDER MY ELIGIBLE OPTIONS?
To tender one or more of your Eligible Options for amendment or replacement pursuant to the Offer, you must properly complete and duly execute your Letter of Transmittal and deliver it via mail to:
Broadcom Corporation
Attn: Shareholder Services
P.O. Box 57013
Irvine, California 92619-7013
or via interoffice mail, courier or hand delivery to:
Broadcom Corporation
5300 California Avenue
Building 2, Floor 3
Irvine, California 92617
Alternatively, you may deliver your completed and signed Letter of Transmittal via facsimile by using the following facsimile number: (949) 926-8087.
We must receive your completed Letter of Transmittal before 6:00 p.m. Pacific Time on April 20, 2007. If we extend the Offer beyond that time, you must deliver your completed and executed Letter of Transmittal before the extended expiration date of the Offer.
4.	WHERE CAN I OBTAIN A COPIES OF THE LETTER OF TRANSMITTAL AND AMENDMENT AGREEMENT?
Your personalized Letter of Transmittal was mailed to your home address on March 21, 2007, the first day of the Offer. A copy of the form of Stock Option Amendment and Special Cash Payment Agreement (the “Amendment Agreement”) that Broadcom will complete on the Amendment Date and return to you to document the Adjusted Exercise Price for your amended options and your right to a Cash Payment is available on the Broadcom Intranet at http://intranet.broadcom.com/stock/docs/Amendment_Agreement.pdf.

To receive additional copies of the Letter of Transmittal or Amendment Agreement, please contact Shareholder Services at (949) 926-6400 or tenderoffer@broadcom.com.
5.	DURING WHAT PERIOD OF TIME MAY I CHANGE MY ELECTION WITH RESPECT TO MY ELIGIBLE OPTIONS?
You may withdraw your tendered Eligible Options at any time before 6:00 p.m. Pacific Time on April 20, 2007. If we extend the Offer beyond that time, you may withdraw your tendered Eligible Options at any time until the extended expiration date of the Offer. To withdraw your tendered options, you must deliver a properly completed and signed Withdrawal Form via mail to:
Broadcom Corporation
Attn: Shareholder Services
P.O. Box 57013
Irvine, California 92619-7013
or via interoffice mail, courier or hand delivery to:
Broadcom Corporation
5300 California Avenue
Building 2, Floor 3
Irvine, California 92617
Alternatively, you may deliver your completed and signed Withdrawal Form via facsimile by using the following facsimile number: (949) 926-8087.
If you withdraw your Eligible Options, then it will be your responsibility to take appropriate action to avoid any potential adverse taxation of those options under Section 409A. You will be responsible for any penalty taxes, interest payments or other liabilities that you may incur under Section 409A (and applicable state tax laws) with respect to the withdrawn options. However, you may re-tender any Eligible Options withdrawn from the Offer, provided you again comply with the tender procedures, as described in the Offer Document and the Letter of Transmittal, prior to the expiration of the Offer.
6.	WHAT WILL HAPPEN TO MY TENDERED OPTIONS?
If Broadcom accepts your tendered Eligible Options pursuant to the terms of the Offer, then those options will either be amended or replaced. Each option that is amended will have the exercise price per share in effect for that option increased to the lower of (i) the fair market value per share of Broadcom Class A common stock on the revised measurement date determined for that option as a result of the recently completed voluntary review of our equity award practices and (ii) the closing price per share of our Class A common stock on the date on which the option is amended (currently scheduled to be April 23, 2007) (the “Adjusted Exercise Price”).
However, if the Adjusted Exercise Price that would apply to an Eligible Option you tender is the same or lower than the current exercise price per share for that option, then instead of being amended, that option will be canceled and immediately replaced with a new option under the Broadcom Corporation 1998 Stock Incentive Plan that is the same as the tendered Eligible Option it replaces, with the same exercise price per share, vesting schedule and expiration date, but with a new grant date. The cancellation and regrant is necessary to avoid any potential adverse taxation of that option under Section 409A.
7.	I COULD NOT FIND THE FAIR MARKET VALUE OF BROADCOM’S STOCK ON THE REVISED MEASUREMENT DATE FOR MY ELIGIBILE OPTION IN THE OFFER DOCUMENT. WHERE IS THIS INFORMATION LOCATED?
The revised measurement date for each Eligible Option may vary and, accordingly, we did not publish this information in the Offer Document. A personalized Letter of Transmittal has been mailed to each affected employee that sets forth details regarding the revised measurement date for each Eligible Option held by that employee and the fair market value per share of Broadcom’s Class A common stock on that date. For further information on the methodology we used to determine the revised measurement dates for Eligible Options, please refer to the “Management’s Discussion & Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates” section of our amended Annual Report on Form 10-K/A for the year ended December 31, 2005 filed with the SEC January 23, 2007.
8. CAN YOU PROVIDE A FEW EXAMPLES OF HOW THE TENDER OFFER WORKS?
Let’s say that you have three different option grants, and the closing price on the Amendment Date (the next business day after the Offer expires) is $30.00. Details regarding your three grants are as follows:

	Shares Underlying		Fair Market Value per Share on
	Option	Current Exercise Price	Revised Measurement Date
Grant 1	1,000	$10.00	$20.00
Grant 2	1,000	$10.00	$50.00
Grant 3	1,000	$50.00	$80.00
If you elect to tender all of these options, they will be amended or replaced on the Amendment Date as follows:
•	Grant 1: will be amended so that the exercise price per share in effect for that option will be increased to $20.00 and you will be entitled to a cash payment of $10,000 (=1000 * (20-10)) in January 2008

•	Grant 2: will be amended so that the exercise price per share for that option will be increased to $30.00 (since the closing price on the Amendment Date is less than the fair market value per share on the revised measurement date for that option) and you will be entitled to a cash payment of $20,000 (=1000 * (30 - 10)) in January 2008

•	Grant 3: will be replaced with a new option that has the same exercise price per share of $50.00 (since the closing price on the Amendment Date is less than the current exercise price in effect for that option) and you will not get a cash payment because your exercise price did not change.
9.	WHEN CAN I BEGIN EXERCISING MY AMENDED/REPLACED OPTIONS?
If you tender your Eligible Options pursuant to the Offer, those options will be amended or replaced on April 23, 2007 at the close of regular hours trading on the Nasdaq Global Select Market (unless we extend the Offer). You should be able to exercise your options, to the extent they are vested, on April 24, 2007, subject to our insider trading policy (unless we extend the Offer).
10.	WHAT ARE SOME OF THE KEY DATES TO REMEMBER?
The commencement date of the Offer was March 21, 2007.
The Offer will expire at 6:00 pm Pacific Time on April 20, 2007 (unless we extend it).
The Eligible Options will be amended or replaced on April 23, 2007 (unless we extend the Offer).
The options as amended or replaced should be available for exercise on April 24, 2007 (unless we extend the Offer).
The cash payment for amended options will be made on the first regular payday in January 2008, but in no event later than January 31, 2008.

11.	DO I HAVE TO BE EMPLOYED BY BROADCOM ON THE DATE THE OPTION IS AMENDED OR REPLACED TO HAVE MY OPTIONS EFFECTIVELY “CURED”?
Yes. You must be an employed by Broadcom (or a Broadcom subsidiary) on the date the option is amended or replaced, which is currently scheduled for April 23rd (unless we extend the Offer), to participate in the Offer.
Accordingly, should you terminate employment with Broadcom (or any Broadcom subsidiary) on or after the expiration date of the Offer but before the amendment date for the tendered options, then you will no longer qualify as an Eligible Optionee and cannot participate in the Offer. Any Eligible Options you may have tendered will be promptly returned to you and will not be amended or replaced pursuant to the Offer, and no Cash Payment will be payable to you. The returned options will remain exercisable in accordance with the terms in effect for them at the time of the tender, including the current exercise price per share. If you take no other action to bring those options into compliance with Section 409A, you may be subject to adverse taxation under Section 409A of the Internal Revenue Code and will be solely responsible for any taxes, penalties or interest that you may incur under Section 409A.
12.	WHAT HAPPENS IF MY EMPLOYMENT TERMINATES AFTER MY OPTIONS ARE AMENDED BUT THE BEFORE THE CASH PAYMENT IS MADE?
The cash payment will be made on the first regular payday in January 2008 (due to IRS rules) regardless of whether you remain employed by Broadcom (or a Broadcom subsidiary).
13.	WHERE CAN I OBTAIN A COPY OF THE OFFER DOCUMENT?
A copy of the document is available on the Broadcom Intranet at: http://intranet.broadcom.com/stock/docs/Offer_Document.pdf
Printed copies are available at the receptionist desk at the following locations unless otherwise noted (Please note, printed copies are only available for participants of the Tender Offer. If you are not a participant, please do not take a printed copy due to the limited availability):
ARIZONA, Tempe
CALIFORNIA, Irvine (New Campus) — Building 2
CALIFORNIA, Mathilda Campus
CALIFORNIA, Mission College Campus
CALIFORNIA, Zanker Campus
GEORGIA, Duluth
NEW JERSEY, Matawan
WASHINGTON. Federal
If you are located in a home office or a Broadcom location with less than 10 employees, a printed copy was mailed to your home address.
14.	WILL THERE BE MEETINGS WHERE EMPLOYEES CAN ASK QUESTIONS ABOUT THE TENDER OFFER?
Shareholder Services is working with facilities to determine potential dates and times for Q&A meetings based on conference room availability and the Irvine campus move.
15.	WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?
For additional information or assistance, you should contact Shareholder Services at (949) 926-6400 or tenderoffer@broadcom.com.

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